Exhibit 99.1

Atlantic Power Corporation Releases First Quarter 2014 Results

BOSTON, MASSACHUSETTS — May 12, 2014 - Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) today released its results for the three months ended March 31, 2014.

“This quarter, we successfully completed a significant refinancing transaction that addressed the majority of our near-term debt maturities and provided us with a new revolver of greater size and flexibility.  We took advantage of very favorable market conditions by undertaking a comprehensive approach to these maturities rather than being exposed to uncertain market conditions over the next few years,” said Barry Welch, President and CEO of Atlantic Power.  “By doing so, we have accomplished several high priorities, including extending our debt maturity profile, gaining financial flexibility and increased liquidity, and reducing our interest expense and debt levels over time.  This resulted in associated costs in the quarter, some of which would have been incurred in future years had we not taken this approach.  We believe that this puts us in a stronger position as we consider next steps.”

“Relative to our expectations, our first quarter results were affected by several plant outages, including two due to extreme weather, low water flows at Curtis Palmer, and continued challenges at Piedmont,” Mr. Welch continued.  “However, these factors were partially offset by higher PJM power prices, the resale of gas in Ontario, stronger wind at our Idaho businesses, and initial strong results from our optimization initiatives.  Based on our results year to date and our expectations for the rest of the year, we are reaffirming our 2014 guidance metrics.”

All amounts are in U.S. dollars unless otherwise indicated. Free Cash Flow, Cash Distributions from Projects, and Project Adjusted EBITDA are not recognized measures under generally accepted accounting principles in the United States (“GAAP”) and do not have standardized meanings prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies. Please see “Regulation G Disclosures” attached to this news release for an explanation and the GAAP reconciliation of “Free Cash Flow”, “Cash Distributions from Projects” and “Project Adjusted EBITDA” as used in this news release.

Progress on Financial Priorities

•                  Successfully raised a $600 million term loan maturing in 2021 and used proceeds to prepay $415 million of debt maturing in 2014, 2015 and 2017

•                  Arranged new $210 million revolver with increased borrowing capacity and greater flexibility; maturity extended three years to 2018

•                  Repurchased $140.1 million or 30% of outstanding 9.0% senior unsecured notes maturing in 2018

•                  Intend to repay Cdn$45 million convertible debentures at maturity in October 2014 using cash on hand; following that, will have no debt maturities until March of 2017

•                  Expect reduction in interest expense beginning in the second half of this year and further decreases over time

First Quarter 2014 Financial Highlights

•                  Project income of $20 million, down $11.3 million

•                  Project Adjusted EBITDA of $74.2 million, down $6.1 million

•                  Results affected by weather, outages, low water flows, swap termination costs and currency translation

•                  Operating cash flow declined to $(28.7) million and Free Cash Flow to $(46.3) million

•                  Cash flow metrics were reduced by approximately $54 million of debt refinancing and repurchase costs

First Quarter 2014 Operating Highlights

•                  Availability declined to 92.7%; impact mitigated by strong wind resources and initial optimization benefits

•                  Planned optimization of $27 million through 2014; on track for cash return of at least $8 million in 2015

2014 Guidance Reaffirmed

•                  Project Adjusted EBITDA of $280 to $305 million

•                  Free Cash Flow of $0 to $25 million, which excludes transaction costs and Piedmont debt payment

Atlantic Power Corporation

Table 1 — Selected Results

(in millions of U.S. dollars, except as otherwise stated)

Unaudited

	Three months ended March 31,
	2014	2013
Excluding results of discontinued operations (1)
Project revenue	$145.3	$137.4
Project income	20.0	31.3
Project Adjusted EBITDA	74.2	80.3
Cash Distributions from Projects	50.4	53.8
Aggregate power generation (Net MWh)	2,086.3	1,882.2
Weighted average availability	92.7%	95.8%
Including results from discontinued operations (1)
Cash flows from operating activities	$(28.7)	$89.7
Free Cash Flow	(46.3)	82.0

(1) The Path 15 transmission line (“Path 15”), Auburndale Power Partners, L.P. (“Auburndale”), Lake CoGen, Ltd. (“Lake”) and Pasco Cogen, Ltd. (“Pasco”) (collectively, the “Sold Projects”) were sold in April 2013, the Company’s interest in Rollcast Energy (“Rollcast”) was sold in November 2013, and Thermo Power & Electric, LLC (“Greeley”) was sold in March 2014.  Accordingly, the revenues, project income (loss), Project Adjusted EBITDA and Cash Distributions from these assets are included in discontinued operations for the three-month periods ended March 31, 2013 and March 31, 2014.  The results of discontinued operations are excluded from Project revenue, Project income, Project Adjusted EBITDA and Cash Distributions from Projects as presented in Table 1.  The results for discontinued operations have also been excluded from the aggregate power generation and weighted average availability statistics shown in Table 1.  Under GAAP, the cash flows attributable to the Sold Projects, Rollcast and Greeley are included in cash flows from operating activities as shown on the Company’s Consolidated Statement of Cash Flows; therefore, the Company’s calculation of Free Cash Flow shown on Table 1 also includes cash flows from the Sold Projects, Rollcast, and Greeley.

Note: Project Adjusted EBITDA, Free Cash Flow and Cash Distributions from Projects are not recognized measures under GAAP and do not have any standardized meaning prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies. Please refer to Tables 11 through 14 for reconciliations of these non-GAAP measures to GAAP measures.

Financial and Operating Review

Operations

Results for the three months ended March 31, 2014 were affected by extreme weather and several plant outages, which caused a decrease in availability to 92.7% from 95.8% a year ago.  The Company experienced lower water levels at Curtis Palmer and difficulties sourcing fuel at its biomass projects, both weather-related.  Forced outages occurred at Canadian Hills, Tunis, Kapuskasing, Piedmont, and Williams Lake.  North Island and Mamquam had scheduled maintenance outages that were extended.  Despite these outages, generation increased 10.8% as a result of the addition of Piedmont in April 2013, increased dispatch of Chambers due to higher power prices in PJM, increased generation at Manchief and Frederickson and at Meadow Creek due to stronger winds, partly offset by the decline in generation at Curtis Palmer.

Comparison of the three months ended March 31, 2014 to the three months ended March 31, 2013

Project Income

Reported project income can fluctuate significantly due to impacts from non-cash mark-to-market fair value of derivatives adjustments.  In the first quarter of 2014, project income decreased by $11.3 million to $20.0 million, compared to project income of $31.3 million for the same period in 2013.  Table 2 provides a breakdown of project income by segment for the first quarter of 2014 as compared to the first quarter of 2013.

East:   Project income increased $0.4 million in the first quarter of 2014.  Factors positively affecting results included:

•                  Non-cash mark-to-market adjustments for gas swaps and gas purchase agreements at Orlando and Nipigon totaled $11.3 million.

•                  Increase of $2.7 million at Morris primarily due to lower maintenance expenses than the prior period, which included a scheduled outage, and higher ancillary services revenue.

Factors negatively affecting results included:

•                  Decrease of $6.6 million at Piedmont, including a $2.1 million non-cash change in the fair value of an interest-rate swap, interest and other expenses related to the February term loan conversion, and the remainder principally due to high maintenance and fuel expense and forced outages.  The project was not in commercial operation in the first quarter of 2013.

•                  Decrease of $3.8 million from Curtis Palmer due to lower revenues as a result of lower water flows and interest prepayments related to debt redemption.

•                  Decrease of $2.5 million from Selkirk as higher generation levels were offset by higher fuel costs.

West:   Project income decreased $8.5 million in the first quarter of 2014.  Factors affecting the result included:

•                  Decrease of $4.2 million at Williams Lake due to lower energy revenues from a contractual price decrease in April 2013 and a forced outage.

•                  Decrease of $2.0 million at North Island primarily due to higher maintenance costs resulting from a scheduled maintenance outage.

•                  Decrease of $1.4 million at Mamquam due primarily to higher maintenance costs resulting from a scheduled outage and decreased revenues caused by lower water levels.

Wind:  Project income decreased $6.8 million in the first quarter of 2014.  Factors affecting the result included:

•                  Decrease of $1.8 million at Meadow Creek related to a $5.8 million non-cash negative change in the fair value of an interest-rate swap, offset by an increase of $4.0 million due to higher energy revenues resulting from increased generation.

•                  Decrease of $3.5 million at Rockland due primarily to a $4.3 million non-cash negative change in the fair value of an interest-rate swap.

•                  Decrease of $1.3 million at Canadian Hills due primarily to a weather-related forced outage during the first quarter of 2014.

Unallocated corporate:  Project loss decreased $3.6 million in the first quarter of 2014 due to a $1 million decrease in development expense at Ridgeline and a $1.7 million decrease in administrative costs.

Atlantic Power Corporation

Table 2 — Segment Results

(in millions of U.S. dollars, except as otherwise stated)

Unaudited

	Three months ended March 31,
	2014	2013
Project income (loss)
East	$31.6	$31.2
West	(5.1)	3.4
Wind	(6.0)	0.8
Un-allocated Corporate	(0.5)	(4.1)
Total	20.0	31.3
Project Adjusted EBITDA
East	$45.6	$49.1
West	11.3	20.6
Wind	17.8	15.0
Un-allocated Corporate	(0.5)	(4.4)
Total	74.2	80.3

Note: Project Adjusted EBITDA is not a recognized measure under GAAP and does not have any standardized meaning prescribed by GAAP; therefore, this measure may not be comparable to similar measures presented by other companies. Please refer to Tables 11 through 14 for a reconciliation of this non-GAAP measure to a GAAP measure.

The Company has not reconciled non-GAAP financial measures relating to individual projects to the directly comparable GAAP measure due to the difficulty in making the relevant adjustments on an individual project basis.

Project Adjusted EBITDA

In the first quarter of 2014, Project Adjusted EBITDA, which includes earnings from equity method projects but excludes projects classified as discontinued operations, decreased by $6.1 million to $74.2 million, compared to Project Adjusted EBITDA of $80.3 million for the same period in 2013.  The decrease was attributable to plant outages as described above, the Orlando gas swap termination cost and other project-specific factors, as discussed below.  Table 2 provides a breakdown of Project Adjusted EBITDA by segment for the first quarter of 2014 as compared to the first quarter of 2013.

East:   Project Adjusted EBITDA decreased $3.5 million for the first quarter of 2014.  Factors negatively affecting results included:

•                  Decrease of $1.4 million at Piedmont, which achieved commercial operation in April 2013 but experienced high fuel and maintenance expenses and forced outages during the first quarter of 2014.

•                  Decreases of $1.1 million at each of Calstock and Kapuskasing, at Calstock due to steam turbine maintenance costs and at Kapuskasing due to a gas turbine forced outage during the first quarter of 2014.

•                  Decrease of $1.0 million at Orlando, including a $4.0 million cost to terminate certain natural gas swaps, partly offset by higher capacity payments under its Power Purchase Agreement (PPA) and higher energy revenues from increased generation.

These negative factors were partly offset by an increase of $2.7 million at Morris primarily resulting from lower maintenance expense as compared to the year-ago period, when the project underwent a scheduled outage, and higher ancillary services revenue.

West:  Project Adjusted EBITDA decreased $9.3 million for the first quarter of 2014, primarily attributable to the following factors:

•                  Decrease of $4.7 million at Williams Lake due to lower energy revenues from a contractual price decrease in April 2013 and an extended forced outage.

•                  Decrease of $2.0 million at North Island due primarily to higher maintenance costs resulting from a scheduled maintenance outage.

•                  Decrease of $1.4 million at Mamquam resulting from higher maintenance costs due to a scheduled outage and decreased revenues caused by lower water levels during the period.

Wind:             Project Adjusted EBITDA increased $2.8 million, due to a $2.8 million increase at Meadow Creek from higher energy revenue and smaller increases at the Company’s other Idaho wind projects, all resulting from increased generation due to stronger wind.  These increases were partly offset by a $1.2 million decrease in Project Adjusted EBITDA for Canadian Hills due primarily to a weather-related forced outage.

Unallocated corporate:  Project Adjusted EBITDA increased $3.9 million, primarily from a $1.0 million decrease in development expense at Ridgeline and a $1.7 million reduction in administrative costs.

Cash Distributions from Projects

Cash Distributions from Projects, which excludes projects classified as discontinued operations, decreased by $3.4 million to $50.4 million for the three months ended March 31, 2014, compared to $53.8 million for the same period in 2013.  The decreases occurred primarily at Chambers, which benefited in the first quarter of 2013 from the release of the DuPont settlement.  Although the project did not make a distribution in the first quarter of 2014, there was a distribution made in April.  Morris distributions decreased due to gas prepayment requirements under a fuel supply contract, although this arrangement was terminated at the end of April and the project is no longer required to prepay for gas or post letters of credit.  Distributions from Williams Lake declined due to lower Project Adjusted EBITDA and from the Navy projects in California due to the timing of payments of certain expenses.

These decreases in distributions were partially offset by increased distributions from Orlando, Nipigon, Tunis, Kenilworth, Rockland and Meadow Creek.  Orlando benefited from more favorable gas costs versus the prior period due to the termination of swaps that were above market; the project also benefited from favorable changes to the PPA.  The Ontario projects benefited from the timing of revenue receipts; Rockland benefited from the release of construction-related blade reserves; and Meadow Creek benefited from increased generation.

Cash Flows from Operating Activities

Cash flows from operating activities decreased by $118.4 million to $(28.7) million for the three months ended March 31, 2014, compared to $89.7 million for the same period in 2013.  Cash flow was negatively affected in the first quarter of 2014 by approximately $54 million of cash expenses associated with the Company’s recent refinancing transactions, including approximately $49 million of interest expense related to premiums and accrued interest and approximately $4 million of other expenses (see Financial Update section for discussion of and detail on these costs).  The cash used in operating activities from changes in working capital for the first quarter of 2014 was $2.8 million.  On a year-over-year basis, the decrease in cash flows from operating activities was due to a number of factors, including: the higher interest and transaction-related expenses; a $27.5 million reduction of working capital from discontinued operations; and a $36.3 million net change in working capital (use of funds) compared with the first quarter of 2013.  The year-over-year change in working capital was primarily the result of a $32.5 million decrease in prepaid and other assets due to the return of security deposits related to construction projects completed in 2012 and early 2013, such as Piedmont, Canadian Hills and Meadow Creek, in the first quarter of 2013.  Other changes in working capital included a $14.7 million decrease in accounts payable and accrued expenses related to gas prepayments with two suppliers and cash outlays for outage-related expenses at two projects that were accrued in the fourth quarter of 2013, partially offset by an $11.7 million increase in accounts receivable as a result of the timing of revenue collections, which is not expected to recur.

Free Cash Flow

For the three months ended March 31, 2014, Free Cash Flow decreased by $128.3 million to $(46.3) million, compared to $82.0 million for the same period in 2013.  The decrease was due primarily to a $118.4 million decrease in cash flows from operating activities, as described above, and a $7.3 million increase in project-level debt repayments.  During the first quarter of 2014 the Company made an $8.1 million principal payment on the Piedmont construction loan at the time of its conversion to a term loan in February 2014.

The Company’s full year 2014 guidance excludes $49 million of interest expense related to the transactions and the $8 million Piedmont construction debt repayment.  On that basis, Free Cash Flow for the first quarter of 2014 was approximately $11 million compared to $82.0 million for the same period in 2013.

Financial Results of Discontinued Operations for the three months ended March 31, 2014 compared with the three months ended March 31, 2013

Financial results for the three-month periods ended March 31, 2014 and March 31, 2013 are affected by the classification of the Company’s interests in its divested assets as discontinued operations; accordingly, the revenues, project income, Project Adjusted EBITDA and Cash Distributions from Projects classified as discontinued operations are excluded from results from continuing operations.  The results of discontinued operations have been separately stated in the Consolidated Statements of Operations as “Net income (loss) from discontinued operations, net of tax”.  The divested assets included in discontinued operations for these periods are the Auburndale, Lake, Pasco and Greeley projects and the Company’s interests in Rollcast and Path 15.

The cash flow attributable to discontinued operations is included in cash flows from operating activities as shown on the Consolidated Statement of Cash Flows; therefore, the Company’s calculation of Free Cash Flow as shown herein also includes cash flow from discontinued operations.

•                  Project income (loss) from discontinued operations was $(0.1) million for the three months ended March 31, 2014, compared to $1.1 million for the same period in 2013.

•                  Project Adjusted EBITDA from discontinued operations was $(0.1) million for the three months ended March 31, 2014, compared to $31.5 million for the same period in 2013.

•                  Cash Distributions from Projects from discontinued operations for the three months ended March 31, 2014 was $(0.2) million compared to $22.5 million for the same period in 2013.

The Delta-Person generating station (“Delta-Person”) is under a purchase and sale agreement and the Company expects the sale will close later in 2014.  The Gregory project was sold in August 2013.  Both are accounted for under the equity method of accounting and therefore are included in the Company’s financial results from continuing operations for the relevant reporting periods rather than being included in discontinued operations, as is the case for the other projects that were divested.

The Company has not reconciled non-GAAP financial measures relating to discontinued operations to the directly comparable GAAP measures due to the difficulty in making the relevant adjustments on an individual project basis.

Financial Update

Refinancing and Debt Repurchase Transactions

As reported in the Company’s year-end 2013 earnings release, on February 24, 2014, Atlantic Power Limited Partnership (“APLP”) entered into new senior secured credit facilities (the “Senior Secured Credit Facilities”), comprised of a $600 million senior secured term loan facility (the “Senior Secured Term Loan Facility”) maturing in February 2021 and a senior secured revolving credit facility (the “Senior Secured Revolving Credit Facility”) with a capacity of $210 million maturing in February 2018.  The Senior Secured Credit Facilities are secured by the 17 projects at APLP, which were acquired when the Company purchased Capital Power Income LP in November 2011.  The $210 million Senior Secured Revolving Credit Facility at APLP replaced the $150 million Prior Credit Facility at Atlantic Power Corporation in place at December 31, 2013 that would have otherwise matured in March 2015.

The Senior Secured Term Loan carries an interest rate of 375 basis points over the Adjusted Eurodollar Rate, with a floor for that rate of 1.00%, resulting in an all-in minimum rate of 4.75%.  As required under the Senior Secured Term Loan, in early May APLP entered into interest rate swap agreements to effectively fix the Adjusted Eurodollar Rate interest rate at 1.16% for $199.0 million of the outstanding $600 million principal.  As a result of entering into these swap agreements, the all-in rate for the $199.0 million cannot be less than 4.91% if the Adjusted Eurodollar Rate is equal to or greater than 1.00%.  If the Adjusted Eurodollar Rate is below 1.00%, the interest rate is equivalent to the minimum 4.75% all-in rate plus any difference between the actual Adjusted Eurodollar Rate and 1.16%.  The interest rate swap agreements are effective June 30, 2014 and terminate on December 29, 2017.

Proceeds from the Senior Secured Term Loan Facility were used to redeem $415 million of debt that otherwise would have matured in 2014, 2015 and 2017.  In March, the Company used proceeds from the financing and cash on hand to repurchase approximately $140 million aggregate principal amount of the Company’s 9.0% senior unsecured notes due in 2018 and make $15.7 million of associated accrued interest and premium payments as part of the aggregate repurchase price and $0.1 million of commission fees associated with the repurchases.  Having substantially completed its previously announced intention to repurchase or redeem up to $150 million aggregate principal amount of the 9.0% notes, the Company does not expect at this time to repurchase or redeem any additional amounts of the 9.0% notes but reserves the right to do so in the future.

The Company views the refinancing and debt repurchase transactions as beneficial in achieving progress toward its financial objectives in the following key respects:

Reduced debt maturities through 2018:  The Company now has only one debt instrument maturing through March of 2017 (Cdn$45 million of convertible debentures maturing in October 2014), which the Company intends to repay at maturity using cash.  The outstanding principal amount of the senior unsecured notes maturing in 2018 has been reduced 30% to approximately $320 million from $460 million.

Reduce interest expense and debt levels over time:  The all-in cost of the new financing, including the swapped rate on a portion of the principal, is approximately 5.1% versus approximately 5.9% on the $415 million of debt redeemed and 9.0% on the $140.1 million of debt repurchased.  The Company expects a reduction in interest expense to begin in the second half of this year and to continue through the maturity of the Senior Secured Term Loan Facility.  Approximately three-quarters of the Senior Secured Term Loan Facility is expected to be repaid through annual amortization and the cash sweep feature of the loan by its 2021 maturity.  (See Table 3 for actual debt outstanding at December 31, 2013 and March 31, 2014 and the projected level as of year-end 2014.)

Improve financial flexibility:  The Senior Secured Revolving Credit Facility maturing in 2018 provides additional liquidity and greater financial flexibility than the previous facility that would have matured in 2015.

The Company expects to be in compliance with the financial maintenance covenants in the agreements governing its indebtedness for at least the next twelve months.

Atlantic Power Corporation

Table 3 — Debt Outstanding, including the Company’s share of equity method project debt (in millions of U.S. dollars)

Unaudited	December 31, 2013	March 31, 2014	Projected Year-End 2014 (1)
Atlantic Power Corporation	$865	$715	$674
Atlantic Power Limited Partnership	612	790	738
Non-Recourse Project-level (consolidated)	399	388	372
Non-Recourse Project-level (equity method)	119	117	108
Total Debt	$1,995	$2,010	$1,892

(1) Accounts for: the expected repayment in cash at maturity of $40.5 (Cdn$44.8) million convertible debentures (October 2014); 1% mandatory amortization and 50% cash sweep on APLP’s term loan (expected to be approximately $52.0 million on a pro rata basis in 2014); the expected sale of Delta-Person in 2014 ($6.2 million equity method debt); and expected project-level debt repayments of $19.2 million ($3.2 million at equity method projects) in 2014.

Due to the aggregate impact of the up-front costs resulting from the prepayments and repurchases of the Company’s indebtedness described below, the Company can no longer satisfy the fixed charge coverage ratio test included in the restricted payments covenant of the indenture governing its 9.0% senior unsecured notes.  The fixed charge coverage ratio must be at least 1.75 to 1.00 and is measured on a rolling four quarter basis, so the costs associated with debt prepayments and repurchases incurred in the first quarter of 2014 would no longer be included in the calculation beginning in the second quarter of 2015.  As a consequence of the non-compliance, further common dividend payments, which are declared and paid at the discretion of the Company’s board of directors, in the aggregate cannot exceed the restricted payments “basket” provision of the greater of $50 million and 2% of consolidated net assets (approximately $63 million at March 31, 2014), until such time that the Company satisfies the fixed charge coverage ratio test.  The Company paid dividends in February, March and April totaling approximately $11 million that were subject to the basket provision.  The dividend declared on April 15 to be paid May 30 will also be subject to the basket provision.

Costs associated with recent balance sheet initiatives

During the first quarter, the Company incurred significant costs in conjunction with the recent refinancing and debt repurchase transactions, which included entry into the new credit facilities, debt redemptions and repurchases, and the Piedmont term loan conversion.  Table 4 provides a breakout of these costs, which were principally for debt redemption and repurchase premiums and accrued interest expense associated with retired debt, and were recorded in interest expense in the first quarter.  In addition, in connection with entering into a new revolving credit facility, the Company terminated certain above-market gas swaps at Orlando and incurred a cost of $4 million which was recorded in fuel expense.  The impact on operating cash flow and Free Cash Flow in the first quarter from these costs was a reduction of approximately $54 million.  With the exception of the Orlando gas swap termination cost, these transaction costs did not affect Project income or Project Adjusted EBITDA.

In addition, the Company incurred fees and other financing expenses directly related to the transactions, totaling approximately $41 million, which were capitalized and recorded as deferred financing costs in the financing section of the statement of cash flows, as shown in Table 4.  The Company also paid down $8.1 million of Piedmont construction debt to facilitate the term loan conversion in February, and that outlay was recorded as project debt repayment in the financing section of the statement of cash flows.  That $8.1 million repayment was included in, and therefore reduced, Free Cash Flow.

Atlantic Power Corporation

Table 4 — Costs associated with refinancing and debt repurchase transactions

(in millions of U.S. dollars, except as otherwise stated)

Unaudited

Make-whole payments and other premiums (US GPs, 9% senior unsecured notes)	$(34.5)
Accrued interest (US GPs, 9% senior unsecured notes, Curtis Palmer)	(12.3)
Termination of interest-rate swaps (EPP)	(2.6)
Total included in interest expense (1)	(49.4)
Termination of certain gas swaps at Orlando (fuel expense)	(4.0)
Termination of foreign currency forward contracts (foreign exchange gain, net)	(0.4)
Total included in Operating and Free Cash Flow	(53.8)

Transaction-related financing costs (Q1 2014)	(37.3)
Transaction-related financing costs (recorded and paid in 2013)	(2.3)
Amendment to Piedmont interest rate swap	(1.0)
Total deferred financing costs (included in Financing Cash Flow)	(40.6)

Total cash costs	(94.3)

Non-cash write-off of deferred financing costs (interest expense)	(5.8)
Total costs	$(100.1)

(1) Amount excluded from 2014 Free Cash Flow guidance of $0 to $25 million.

Liquidity

As can be seen from Table 5, the Company’s liquidity increased to approximately $246 million as of March 31, 2014 from $184 million at December 31, 2013.  The increase resulted from the new revolving credit facility at APLP that was put in place in February, which has a capacity of $210 million versus $150 million under the prior credit facility.  The prior credit facility also had a required cash reserve of $75 million and a limit on borrowings of $25 million.  The increased borrowing capacity was partly offset by an increase in letters of credit outstanding to $144 million, consistent with the level at February 26, 2014 as reported in the Company’s year-end earnings release.

As of May 9, 2014, letters of credit outstanding had been reduced to $131 million as a result of a reduction of $10 million in April in the amount of letters of credit posted with a counterparty at one project and an approximate $3 million reduction in the letters of credit posted in connection with the transition from the prior credit facility to the new revolving credit facility.

Atlantic Power Corporation

Table 5 — Liquidity (in millions of U.S. dollars)

Unaudited	December 31, 2013		March 31, 2014 (1)
Revolver capacity	$150		$210
Letters of credit outstanding	(98)		(144)
Unused borrowing capacity	25	(2)	66
Unrestricted cash (3)	159		180
Total Liquidity	$184		$246
Cash earmarked for convertible debenture repayment in October 2014 (4)			41

(1) Reflects the new $210 million Senior Secured Revolving Credit Facility.

(2) Limit of $25.0 million under the August 2013 amendment to the Prior Credit Facility.

(3) Includes project-level cash for working capital needs of $20.5 million at December 31, 2013 and $17.6 million at March 31, 2014 and release of $75 million of restricted cash after the close of the new Senior Secured Revolving Credit Facility.

(4) For the expected repayment in cash at maturity of Cdn$44.8 million of convertible debentures at maturity (ATP.DB, due October 2014), and for which the Company has entered into a foreign currency hedge.

Reaffirming 2014 Guidance

•                  Annual Project Adjusted EBITDA guidance of $280 to $305 million

•                  Annual Free Cash Flow guidance of $0 to $25 million

Project Adjusted EBITDA

The Company is reaffirming its previous guidance for 2014 Project Adjusted EBITDA in the range of $280 to $305 million.  This includes a $4 million cost recorded in the first quarter to terminate certain gas swaps at its Orlando project that was not previously included in guidance.  Also in the first quarter, the Company had several plant outages and experienced lower water levels at Curtis Palmer which resulted in lower energy revenues and, in some cases, higher maintenance expenses.  On the positive side, wind resources were stronger than expected at the Company’s Idaho wind projects and administrative cost performance has been favorable.  The Company also has begun to realize the benefit of its optimization initiatives.  On balance, the Company still expects to be within its guidance range of $280 to $305 million.

Free Cash Flow

The Company is reaffirming its previous guidance for 2014 Free Cash Flow in the range of $0 to $25 million, excluding approximately $49 million in prepayment penalties (premiums and make-wholes) and accrued interest expense associated with the Company’s first quarter refinancing and debt repurchase transactions.  The Free Cash Flow guidance also excludes the $8.1 million repayment of Piedmont construction debt made to facilitate the term loan conversion in February.

Free Cash Flow is net of $20 million of planned capital expenditures and debt repayments under the APLP term loan, including 1% mandatory amortization and 50% sweep of APLP’s cash flow after capex and debt service, which are projected to total approximately $52 million in 2014.

See Table 6 for full-year 2014 guidance and first quarter 2014 actual results.

Atlantic Power Corporation

Table 6 — 2014 Annual Guidance and Q1 2014 Actual

(in millions of U.S. dollars, except as otherwise stated)

Unaudited	2014 Annual Guidance	Q1 2014 Actual
Project Adjusted EBITDA	$280 - $305	$74.2
Free Cash Flow (1)	$0 - $25	$(46.3)
APLP Project Adjusted EBITDA (2)	$165 - $175	$44.6

(1) Free Cash Flow is defined as cash flows from operating activities less capex; project-level debt repayments, including amortization of the Senior Secured Term Loan Facility; and distributions to noncontrolling interests, including preferred share dividends.  Note that 2014 guidance excludes $54 million of refinancing and debt repurchase transaction costs in first quarter 2014 and $8 million of Piedmont debt repayment in February 2014.

(2) APLP is a wholly owned subsidiary of the Company.  APLP Project Adjusted EBITDA is a summation of Project Adjusted EBITDA at each APLP project, and is calculated in a manner which is consistent with the Company’s Project Adjusted EBITDA calculation.  The Company has not reconciled non-GAAP financial measures relating to individual projects or the APLP projects to the directly comparable GAAP measures due to the difficulty in making the relevant adjustments on an individual project basis.

Note: Project Adjusted EBITDA, APLP Project Adjusted EBITDA and Free Cash Flow are not recognized measures under GAAP and do not have any standardized meaning prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies.  The Company has not provided a reconciliation of forward-looking non-GAAP measures, due primarily to variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable efforts.

Business Update

Major Maintenance and Optimization Initiatives

The Company has an ongoing effort to identify and implement discretionary investments in its existing portfolio of projects designed to improve operating performance and enhance efficiency or lower costs, with the goal of increasing cash flow.  The Company views these investments as an attractive use of its available cash as it believes that the risk-adjusted returns are compelling and the capital requirements are relatively modest.  The largest of these optimization investments typically are included in major maintenance and capex, but there are also many smaller investments of this type that are expensed as part of normal operations and maintenance expense.

The Company has made approximately $8 million of such investments in 2013 and plans to make another $19 million in 2014, with the most significant related to a steam generator replacement at Nipigon and the repowering of two turbines at Curtis Palmer.  The $27 million of committed investments are expected to produce incremental cash flow of at least $8 million annually on a run-rate basis beginning in 2015, with approximately half realized in 2014 attributable to investments completed in 2013 and initial returns from projects scheduled to be completed in the early part of 2014.

In the first quarter of 2014, major maintenance and capex totaled $10.1 million, of which approximately $3 million was capitalized.  For the full year, the Company now expects to have total expenditures of approximately $40 million, within a range of $38 to $43 million, including optimization investments of approximately $18 million.  This estimate is up slightly from the $36 to $40 million previously expected because of additional expense for gas turbine repairs at Kapuskasing and North Bay and a steam generator header repair at Calstock, following forced outages at these projects in late 2013 and 2014.  Going forward, the Company expects that major maintenance and routine capex will average approximately $25 million annually (versus approximately $22 million in 2014).  Although the level of optimization investments will vary year to year, the Company has a goal of identifying approximately $5 to $10 million of such investments annually.

See Table 7 for 2014 guidance for major maintenance and capex and optimization investments.

Atlantic Power Corporation

Table 7 — Major Maintenance and optimization investments (in millions of U.S. dollars)

Unaudited	2014 Guidance
Total major maintenance and capex	$40
Expensed (included in Project Adjusted EBITDA)	20
Capitalized	20

Optimization investments (1)	19

(1) $18 included in $40 total major maintenance and capex

Additional Non-Core Asset Sales

The Company previously announced that it intended to shut down the 72 MW Greeley project in Colorado following the expiration of its PPA in August 2013.  On March 6, 2014, the Company closed a transaction with a private buyer, who purchased all of the issued and outstanding membership interests in Greeley for approximately $1.0 million.  The Company recorded a $2.1 million non-cash gain on the sale resulting from the write-off of asset retirement obligations, which was included in results from continuing operations as of March 31, 2014.

Supplementary Financial Information

For further information, attached to this news release is a summary of Project Adjusted EBITDA by segment for the three months ended March 31, 2014 and 2013 (Table 11) with a reconciliation to Project income (loss); a bridge from Project Adjusted EBITDA to Cash Distributions from Projects by segment for the three months ended March 31, 2014 (Table 12A) and the three months ended March 31, 2013 (Table 12B); a reconciliation of Cash Distributions from Projects and Project Adjusted EBITDA to Net income (loss) and of Free Cash Flow to cash flows from operating activities for the three months ended March 31, 2014 and 2013 (Table 13); and a summary of Project Adjusted EBITDA for selected projects (top contributors based on the Company’s 2014 budget, representing approximately 80% of total Project Adjusted EBITDA) for the three months ended March 31, 2014 and 2013 (Table 14).

The foregoing description of the Senior Secured Credit Facilities is qualified in its entirety by reference to the Company’s Current Report on Form 8-K filed on February 26, 2014 announcing the execution, closing and funding of the Senior Secured Credit Facilities and the full text of the credit agreement governing the Senior Secured Credit Facilities, which the Company filed as Exhibit 10.1 to its Annual Report on Form 10-K for the year ended December 31, 2013.

Investor Conference Call and Webcast

A telephone conference call hosted by Atlantic Power’s management team will be held on Tuesday, May 13, 2014 at 8:30 AM ET.  An accompanying slide presentation will be available on the Company’s website prior to the call.  The telephone numbers for the conference call are: U.S. Toll Free: 1-888-317-6003; Canada Toll Free: 1-866-284-3684; International Toll: +1 412-317-6016.  Participants will need to provide access code 1505021 to enter the conference call.  The conference call will also be broadcast over Atlantic Power’s website, with an accompanying slide presentation. Please call or log in 10 minutes prior to the call. The telephone numbers to listen to the conference call after it is completed (Instant Replay) are U.S. Toll Free: 1-877-344-7529; Canada Toll Free 1-855-669-9658; International Toll: +1-412-317-0088. Please enter conference call number 10043891.  The replay will be available 1 hour after the end of the conference call through August 13, 2014 at 9:00 AM ET. The conference call will also be archived on Atlantic Power’s website.

About Atlantic Power

Atlantic Power owns and operates a diverse fleet of power generation assets in the United States and Canada.  Atlantic Power’s power generation projects sell electricity to utilities and other large commercial customers largely under long-term power purchase agreements, which seek to minimize exposure to changes in commodity prices.  Its power generation projects in operation have an aggregate gross electric generation capacity of approximately 2,945 MW in which its aggregate ownership interest is approximately 2,024 MW. These totals exclude the Company’s 40% interest in the Delta-Person generating station that the Company entered into an agreement to sell in December 2012, which the Company expects to close in 2014.  Its current portfolio consists of interests in twenty-eight operational power generation projects across eleven states in the United States and two provinces in Canada.

Atlantic Power has a market capitalization of approximately $400 million and trades on the New York Stock Exchange under the symbol AT and on the Toronto Stock Exchange under the symbol ATP.  For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation
Amanda Wagemaker, Investor Relations
(617) 977-2700
info@atlanticpower.com

Copies of certain financial data and other publicly filed documents are filed on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under “Atlantic Power Corporation” or on the Company’s website.

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Cautionary Note Regarding Forward-looking Statements

To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended and under Canadian securities law (collectively, “forward-looking statements”).

Certain statements in this news release may constitute “forward-looking statements”, which reflect the expectations of management regarding the future growth, results of operations, performance and business prospects and opportunities of our Company and our projects.  These statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “project,” “continue,” “believe,” “intend,” “anticipate,” “expect” or similar expressions that are predictions of or indicate future events or trends and which do not relate solely to present or historical matters.  Examples of such statements in this press release include, but are not limited, to statements with respect to the following:

•                  2014 Project Adjusted EBITDA will be in the range of $280 to $305 million;

•                  2014 APLP Project Adjusted EBITDA will be in the range of $165 to $175 million;

•                  2014 Free Cash Flow will be in the range of $0 to $25 million, excluding refinancing and debt repurchase transaction costs and principal repayment of Piedmont construction debt;

•                  the Company will repay the Cdn$44.8 million aggregate principal amount of convertible debentures due October 2014 at maturity using cash;

•                  the Company does not expect at this time to repurchase or redeem any additional amounts of the 9.0% notes, but reserves the right to do so in the future;

•                  projected debt at year-end 2014 will be $1,892 million, reflecting initial-year amortization of the term loan, project-level debt repayments in 2014, the sale of Delta-Person in 2014 and the repayment in cash at maturity of the convertible debentures due in October 2014;

•                  the refinancing transaction and other initiatives will result in a reduction in interest expense beginning in the second half of this year and further decreases over time and continuing through the maturity of the Senior Secured Term Loan Facility;

•                  approximately three-quarters of the Senior Secured Term Loan Facility will be repaid through annual amortization and the cash sweep feature of the loan by its 2021 maturity;

•                  the Company will be in compliance with the financial maintenance covenants in the agreements governing its indebtedness for at least the next twelve months;

•                  the impact of the fixed charge coverage ratio included in the restricted payments “basket” provision of the indenture governing the Company’s 9.0% senior unsecured notes;

•                  the level of optimization investments will be approximately $19 million in 2014, for a two-year (2013 and 2014) total of approximately $27 million, and that these investments will produce a cash flow run-rate contribution of approximately $8 million beginning in 2015, with approximately half realized in 2014 attributable to investments completed in 2013 and initial returns from projects scheduled to be completed in the early part of 2014;

•                  the Company will have project capital expenditures and major maintenance expenses of approximately $40 million in 2014, including optimization initiatives of approximately $18 million;

•                  major maintenance expense and maintenance capex will average approximately $25 million annually, versus approximately $22 million in 2014;

•                  the Company will have annual optimization capex on average of approximately $5 to $10 million;

•                  the sale of Delta-Person will successfully close in 2014 with net cash proceeds received by the Company of approximately $9 million; and

•                  the results of operations and performance of the Company’s projects, business prospects, opportunities and future growth of the Company will be as described herein.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved.  Please refer to the factors discussed under “Risk Factors” and “Forward-Looking Information” in the Company’s periodic reports as filed with the Securities and Exchange Commission from time to time for a detailed discussion of the risks and uncertainties affecting our Company.  Although the forward-looking statements contained in this news release are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material.  These forward-looking statements are made as of the date of this news release and, except as expressly required by applicable law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.  The financial outlook information contained in this news release is presented to provide readers with guidance on the cash distributions expected to be received by the Company and to give readers a better understanding of the Company’s ability to pay its current level of distributions into the future.  Readers are cautioned that such information may not be appropriate for other purposes.

Atlantic Power Corporation

Table 8 — Consolidated Balance Sheets (in millions of U.S. dollars)

	March 31,	December 31,
	2014	2013
	Unaudited
Assets
Current assets:
Cash and cash equivalents	$180.0	$158.6
Restricted cash	40.6	114.2
Accounts receivable	57.2	64.3
Current portion of derivative instruments asset	0.5	0.2
Inventory	16.1	16.0
Prepayments and other current assets	18.2	16.1
Refundable income taxes	2.6	4.0
Total current assets	315.2	373.4

Property, plant and equipment, net	1,771.8	1,813.4
Equity investments in unconsolidated affiliates	391.1	394.3
Other intangible assets, net	431.3	451.5
Goodwill	296.3	296.3
Derivative instruments asset	7.4	13.0
Other assets	83.7	53.1
Total assets	$3,296.8	$3,395.0

Liabilities and Shareholder’s Equity
Current liabilities:
Accounts payable	$12.1	$14.0
Accrued interest	24.0	17.7
Other accrued liabilities	41.8	58.8
Current portion of long-term debt	24.6	216.2
Current portion of convertible debentures	40.5	42.1
Current portion of derivative instruments liability	22.5	28.5
Dividends payable	3.6	6.8
Other current liabilities	4.5	5.3
Total current liabilities	173.6	389.4

Long-term debt	1,473.9	1,254.8
Convertible debentures	354.3	363.1
Derivative instruments liability	60.2	76.1
Deferred income taxes	96.6	111.5
Power purchase and fuel supply agreement liabilities, net	37.0	38.7
Other non-current liabilities	61.8	65.4
Commitments and contingencies	––	––
Total liabilities	2,257.4	2,299.0

Equity
Common shares, no par value, unlimited authorized shares; 120,586,937 and 120,205,813 issued and outstanding at March 31, 2014 and December 31, 2013, respectively	1,286.0	1,286.1
Preferred shares issued by a subsidiary company	221.3	221.3
Accumulated other comprehensive income (loss)	(41.2)	(22.4)
Retained deficit	(684.4)	(655.4)
Total Atlantic Power Corporation shareholders’ equity	781.6	829.6
Noncontrolling interests	257.8	266.4
Total equity	1,039.4	1,096.0
Total liabilities and equity	$3,296.8	$3,395.0

Atlantic Power Corporation

Table 9 — Consolidated Statements of Operations

(in millions of U.S. dollars, except per share amounts)

Unaudited

	Three months ended March 31,
	2014	2013
Project revenue:
Energy sales	$84.3	$76.9
Energy capacity revenue	33.5	34.3
Other	27.5	26.2
	145.3	137.4

Project expenses:
Fuel	59.8	47.7
Operations and maintenance	32.9	27.6
Development	0.7	1.7
Depreciation and amortization	40.5	40.9
	133.9	117.9
Project other income (expense):
Change in fair value of derivative instruments	14.7	12.6
Equity in earnings of unconsolidated affiliates	8.6	7.2
Interest expense, net	(14.6)	(8.0)
Other expense, net	(0.1)	—
	8.6	11.8
Project income	20.0	31.3

Administrative and other expenses (income):
Administration	7.1	8.3
Interest, net	66.5	25.9
Foreign exchange gain	(16.8)	(7.5)
Other income, net	(2.1)	—
	54.7	26.7
(Loss) income from continuing operations before income taxes	(34.7)	4.6
Income tax benefit	(12.3)	(2.5)
(Loss) income from continuing operations	(22.4)	7.1
Net (loss) income from discontinued operations, net of tax (1)	(0.1)	0.7
Net (loss) income	(22.5)	7.8
Net loss attributable to noncontrolling interests	(6.4)	(1.9)
Net income attributable to preferred share dividends of a subsidiary company	2.8	3.2
Net (loss) income attributable to Atlantic Power Corporation	$(18.9)	$6.5

Basic earnings per share:
(Loss) income from continuing operations attributable to Atlantic Power Corporation	$(0.16)	$0.04
Income from discontinued operations, net of tax	—	0.01
Net (loss) income attributable to Atlantic Power Corporation	$(0.16)	0.05

Diluted earnings per share:
(Loss) income from continuing operations attributable to Atlantic Power Corporation	$(0.16)	$0.04
Income from discontinued operations, net of tax	—	0.01
Net (loss) income attributable to Atlantic Power Corporation	$(0.16)	$0.05

(1) Includes contributions from the Sold Projects and Path 15, which are a component of discontinued operations.

Atlantic Power Corporation

Table 10 — Consolidated Statements of Cash Flows (in millions of U.S. dollars)

Unaudited

	Three months ended March 31,
	2014	2013
Cash flows from operating activities:
Net (loss) income	$(22.5)	$7.8
Adjustments to reconcile to net cash
Depreciation and amortization	40.5	49.1
Loss of discontinued operations	—	27.5
Gain on sale of asset	(2.1)	—
Long-term incentive plan expense	(0.1)	0.3
Equity in earnings from unconsolidated affiliates	(8.6)	(7.2)
Distributions from unconsolidated affiliates	11.8	8.9
Unrealized foreign exchange gain	(16.7)	(5.0)
Change in fair value of derivative instruments	(14.7)	(21.1)
Change in deferred income taxes	(13.5)	(4.1)
Change in other operating balances
Accounts receivable	7.1	(4.6)
Inventory	(0.1)	0.9
Prepayments, refundable income taxes and other assets	7.4	39.7
Accounts payable	(2.9)	(8.0)
Accruals and other liabilities	(14.3)	5.5
Cash (used in) provided by operating activities	(28.7)	89.7

Cash flows provided by (used in) investing activities
Change in restricted cash	73.6	(18.7)
Proceeds from sale of asset, net	1.0	—
Construction in progress	(0.4)	(26.4)
Purchase of property, plant and equipment	(2.6)	(1.0)
Cash provided by (used in) investing activities	71.6	(46.1)

Cash flows provided by (used in) financing activities
Proceeds from Senior secured term loan facility	600.0	—
Proceeds from project-level debt	—	20.8
Repayment of project-level debt	(565.0)	(2.6)
Payments for revolving credit facility borrowings	—	(2.9)
Deferred financing costs	(38.3)	—
Equity contribution from noncontrolling interest	—	2.0
Offering costs related to tax equity	—	(0.6)
Dividends paid to common shareholders	(10.2)	(35.4)
Dividends paid to noncontrolling interests	(8.0)	(0.9)
Cash used in financing activities	(21.5)	(19.6)

Net increase in cash and cash equivalents	21.4	24.0
Less cash at discontinued operations	—	(5.0)
Cash and cash equivalents at beginning of period at discontinued operations	—	6.5
Cash and cash equivalents at beginning of period	158.6	60.2
Cash and cash equivalents at end of period	$180.0	$85.7

Supplemental cash flow information
Interest paid	$66.8	$17.1
Income taxes paid, net	$0.2	$1.4
Accruals for construction in progress	$9.4	$17.1

Regulation G Disclosures

Project Adjusted EBITDA, Cash Distributions from Projects and Free Cash Flow are not measures recognized under GAAP and do not have standardized meanings prescribed by GAAP.  Management believes that Free Cash Flow and Cash Distributions from Projects are relevant supplemental measures of the Company’s ability to earn and distribute cash returns to investors.  Reconciliations of Free Cash Flow to cash flows from operating activities and of Cash Distributions from Projects to Project income (loss) are provided in Table 13 on page 18 of this release.  Investors are cautioned that the Company may calculate these measures in a manner that is different from other companies.

Free Cash Flow is defined as cash flows from operating activities less capex; project-level debt repayments, including amortization of the new term loan; and distributions to noncontrolling interests, including preferred share dividends.

Project Adjusted EBITDA is defined as project income (loss) plus interest, taxes, depreciation and amortization (including non-cash impairment charges) and changes in fair value of derivative instruments.  Project Adjusted EBITDA is not a measure recognized under GAAP and is therefore unlikely to be comparable to similar measures presented by other companies and does not have a standardized meaning prescribed by GAAP.  Management uses Project Adjusted EBITDA at the project level to provide comparative information about project performance and believes such information is helpful to investors.  A reconciliation of Project Adjusted EBITDA to project income (loss) and a bridge to Cash Distributions from Projects are provided in Table 11 below and Tables 12A and 12B on page 17, respectively.  Investors are cautioned that the Company may calculate this measure in a manner that is different from other companies.

Atlantic Power Corporation

Table 11 — Project Adjusted EBITDA by Segment (in millions of U.S. dollars)

Unaudited

	Three months ended March 31,
	2014	2013
Project Adjusted EBITDA by segment
East (1)	$45.6	$49.1
West (2)	11.3	20.6
Wind	17.8	15.0
Un-allocated corporate (3)	(0.5)	(4.4)
Total	$74.2	$80.3

Reconciliation to project income
Depreciation and amortization	52.2	52.0
Interest expense, net	16.2	9.5
Change in the fair value of derivative instruments	(14.3)	(11.7)
Other expense (income)	0.1	(0.8)
Project income	$20.0	$31.3

(1) Excludes Auburndale, Lake and Pasco, which are components of discontinued operations.

(2) Excludes Greeley and Path 15, which are components of discontinued operations.

(3) Excludes Rollcast, which is a component of discontinued operations.

Note: Table 11 presents Project Adjusted EBITDA, which is not a recognized measure under GAAP and does not have any standardized meaning prescribed by GAAP; therefore, this measure may not be comparable to a similar measure presented by other companies.

Atlantic Power Corporation

Table 12A — Cash Distributions from Projects (by Segment, in millions of U.S. dollars)

Three months ended March 31, 2014 (Unaudited)

Unaudited	Project Adjusted EBITDA	Repayment of long-term debt	Interest expense, net	Capital expenditures	Other, including changes in working capital	Cash Distributions from Projects
Segment
East
Consolidated	$33.8	$(8.6)	$(7.9)	$(0.1)	$16.6	$33.8
Equity method	11.8	(2.1)	(3.7)	(0.6)	3.3	8.7
Total	45.6	(10.7)	(11.6)	(0.7)	19.9	42.5
West
Consolidated	7.6	—	—	—	(10.3)	(2.7)
Equity method	3.7	(0.3)	—	—	0.8	4.2
Total	11.3	(0.3)	—	—	(9.5)	1.5
Wind
Consolidated	14.8	—	(3.5)	(0.9)	(5.0)	5.4
Equity method	3.0	(0.7)	(1.1)	0.2	(0.4)	1.0
Total	17.8	(0.7)	(4.6)	(0.7)	(5.4)	6.4
Total consolidated	56.2	(8.6)	(11.4)	(1.0)	1.3	36.5
Total equity method	18.5	(3.1)	(4.8)	(0.4)	3.7	13.9
Un-allocated corporate	(0.5)	—	—	(0.3)	0.8	—
Total	$74.2	$(11.7)	$(16.2)	$(1.7)	$5.8	$50.4

Note: Table 12A presents Cash Distributions from Projects and Project Adjusted EBITDA, which are not recognized measures under GAAP and do not have any standardized meanings prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies.

Atlantic Power Corporation

Table 12B — Cash Distributions from Projects (by Segment, in millions of U.S. dollars)

Three months ended March 31, 2013 (Unaudited)

	Project Adjusted EBITDA	Repayment of long-term debt	Interest expense, net	Capital expenditures	Other, including changes in working capital	Cash Distributions from Projects
Segment
East
Consolidated	$35.5	$(0.6)	$(3.5)	$(0.3)	$(0.1)	$31.0
Equity method	13.6	(3.5)	(1.0)	0.2	2.3	11.6
Total	49.1	(4.1)	(4.5)	(0.1)	2.2	42.6
West
Consolidated	16.4	—	—	(0.4)	(12.0)	4.0
Equity method	4.2	(0.8)	—	(0.4)	0.8	3.8
Total	20.6	(0.8)	—	(0.8)	(11.2)	7.8
Wind
Consolidated	12.3	—	(3.8)	(1.2)	(5.2)	2.1
Equity method	2.7	(0.7)	(1.1)	(0.1)	0.5	1.3
Total	15.0	(0.7)	(4.9)	(1.3)	(4.7)	3.4
Total consolidated	64.2	(0.6)	(7.3)	(1.9)	(17.3)	37.1
Total equity method	20.5	(5.0)	(2.1)	(0.3)	3.6	16.7
Un-allocated corporate	(4.4)	—	—	—	4.4	—
Total	$80.3	$(5.6)	$(9.4)	$(2.2)	$(9.3)	$53.8

Note: Table 12B presents Cash Distributions from Projects and Project Adjusted EBITDA, which are not recognized measures under GAAP and do not have any standardized meanings prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies.

Atlantic Power Corporation

Table 13 — Free Cash Flow (in millions of U.S. dollars)

Unaudited

	Three months ended March 31,
	2014	2013
Cash Distributions from Projects	$50.4	$53.8
Repayment of long-term debt	(11.7)	(5.6)
Interest expense, net	(16.2)	(9.4)
Capital expenditures	(1.7)	(2.2)
Other, including changes in working capital	5.8	(9.3)
Project Adjusted EBITDA	$74.2	$80.3
Depreciation and amortization	52.2	52.0
Interest expense, net	16.2	9.5
Change in the fair value of derivative instruments	(14.3)	(11.7)
Other income	0.1	(0.8)
Project income	$20.0	$31.3
Administrative and other expenses	54.7	26.7
Income tax benefit	(12.3)	(2.5)
Net (loss) income from discontinued operations, net of tax	(0.1)	0.7
Net income (loss)	$(22.5)	$7.8
Adjustments to reconcile to net cash provided by operating activities	(3.4)	48.4
Change in other operating balances	(2.8)	33.5
Cash flows from operating activities	$(28.7)	$89.7
Project-level debt repayments	(9.9)	(2.6)
Purchases of property, plant and equipment	(2.6)	(1.0)
Distributions to noncontrolling interests	(2.1)	(0.9)
Dividends on preferred shares of a subsidiary company	(3.0)	(3.2)
Free Cash Flow	$(46.3)	$82.0

Note: Table 13 presents Cash Distributions from Projects, Project Adjusted EBITDA and Free Cash Flow, which are not recognized measures under GAAP and do not have any standardized meanings prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies.

Atlantic Power Corporation

Table 14 — Project Adjusted EBITDA by Project (for Selected Projects)

(in millions of U.S. dollars)

Unaudited

		Three months ended March 31,
		2014	2013
East	Accounting
Cadillac	Consolidated	$2.0	$2.2
Curtis Palmer	Consolidated	6.7	7.2
Morris	Consolidated	3.8	1.1
Nipigon	Consolidated	6.0	6.4
North Bay	Consolidated	5.0	5.3
Piedmont	Consolidated	(1.4)	—
Tunis	Consolidated	4.9	4.8
Other (1)	Consolidated	6.8	8.5
Chambers	Equity method	5.8	5.7
Selkirk	Equity method	4.9	5.8
Orlando	Equity method	1.1	2.1
Total		45.6	49.1
West
Manchief	Consolidated	3.6	3.9
Naval Station	Consolidated	1.3	1.4
Williams Lake	Consolidated	3.9	8.7
Other (2)	Consolidated	(1.2)	2.4
Frederickson	Equity method	3.2	3.1
Other (3)	Equity method	0.5	1.1
Total		11.3	20.6
Wind
Canadian Hills	Consolidated	5.6	6.7
Meadow Creek	Consolidated	5.9	3.1
Rockland	Consolidated	3.3	2.5
Other (4)	Equity method	3.0	2.7
Total		17.8	$15.0
Totals
Consolidated projects		56.2	64.2
Equity method projects		18.5	20.5
Un-allocated corporate		(0.5)	(4.4)
Total Project Adjusted EBITDA		$74.2	$80.3

Depreciation and amortization		52.2	52.0
Interest expense, net		16.2	9.5
Change in the fair value of derivative instruments		(14.3)	(11.7)
Other (income) expense		0.1	(0.8)
Project income (loss)		$20.0	$31.3

(1) Kenilworth, Calstock, and Kapuskasing

(2) Moresby Lake, Mamquam, North Island, Naval Training Station, and Oxnard

(3) Q1 2013: Koma Kulshan, Gregory, and Delta-Person; Q1 2014:  Koma Kulshan and Delta-Person

(4) Idaho Wind and Goshen North

Notes: Table 14 presents Project Adjusted EBITDA, which is not a recognized measure under GAAP and does not have any standardized meaning prescribed by GAAP; therefore, this measure may not be comparable to a similar measure presented by other companies. The Company has not reconciled non-GAAP financial measures relating to individual projects to the directly comparable GAAP measures due to the difficulty in making the relevant adjustments on an individual project basis.